  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-3 of our report dated March 21, 2019, relating to the financial statements of Willamette Valley Vineyards, Inc. as of December 31, 2018 and 2017, and for the years then ended, which report appears in the Annual Report on Form 10-K of Willamette Valley Vineyards, Inc. for the year ended December 31, 2018, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
January 24, 2020